Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jackie Graham

Investor Relations

JGraham@nexpoint.com

833.463.6697

NREF Announces Second Quarter 2021 Results, Deploys $164.8M Across 7 New Investments

Dallas, TX, July 29, 2021, – NexPoint Real Estate Finance, Inc. ("NREF" or the "Company") (NYSE: NREF) today reported its financial results for the quarter ended June 30, 2021.

Reported net income of $12.3 million, or $0.58 per diluted common share, for the three months ended June 30, 2021, compared to $19.3 million, or $1.00 per diluted common share, for the three months ended June 30, 2020, a decrease of 36.3%.

Reported core earnings1 of $3.4 million, or $0.59 per diluted common share, for the three months ended June 30, 2021, compared to $1.9 million, or $0.37 per diluted common share, for the three months ended June 30, 2020.

“NREF continues to represent NexPoint’s best ideas in the commercial real estate debt space amongst its core verticals – workforce multifamily housing, single family rental, and self-storage – the fundamentals of which have never been stronger.  We are pleased with the team’s execution on over $191.2 million of investments during the first half of 2021, resulting in 59% Core EPS growth year over year.  We look forward to redeploying more capital in our core verticals in the second half of the year, while maintaining the superior credit quality of our portfolio.” said Matt McGraner, Chief Investment Officer.

Second Quarter 2021 Highlights

•	Outstanding total portfolio of $1.58 billion, comprised of 64 investments[2]
•	Single-family rental (“SFR”) and multifamily represent 100% of the Company’s debt portfolio
•	Weighted average loan to value (“LTV”)[3] and debt service coverage ratio (“DSCR”) on NREF’s SFR, CMBS, CMBS IO strips, preferred and mezz investments are 66.9% and 2.07x2, respectively
•	As of July 28, 2021, there are no loans currently in forbearance in our portfolio, unchanged from the end of the first quarter 2021
•	Issued $75.0 million of 5.75% Senior Unsecured Notes due in 2026
•	For the second quarter of 2021, net income of $12.3 million, compared to $19.3 million for the second quarter of 2020, a decrease of 36.3%

1 Core earnings and cash available for distribution are non-GAAP measures. For a discussion of why we consider these non-GAAP measures useful and reconciliations of core earnings and cash available for distribution to net income (loss), see the “Reconciliations of Non-GAAP Financial Measures” and Non-GAAP Financial Measures” sections of this release.

2 As of June 30, 2021 and CMBS B-Pieces are reflected on an unconsolidated basis.

3 LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value for our CMBS B-Pieces.  For NREF’s CMBS B-Pieces, LTV is based on the weight averaged LTV of the underlying loan pool.

•

Year-over-year increase of core earnings per common share, cash available for distribution per common share and book value per combined share (common shares and noncontrolling interests) of 59.5%, 40.5% and 11.2%, respectively

•	During 2Q 2021 NREF purchased five CMBS IO strips with an aggregate notional amount of $199.3 million
•	During 2Q 2021 NREF sold three CMBS IO strips generating total sales proceeds of $3.9 million
•	On April 29, 2021, NREF closed a floating rate Freddie Mac K-Series B-Piece, with an estimated current yield of SOFR + 625 basis points
•	On June 10, 2021, NREF realized a 15.25% IRR and 2.12x MOIC on the redemption of a $3.8 million preferred equity investment
•	On June 30, 2021, NREF purchased approximately 90% of a fixed rate Freddie Mac K-Series B-Piece on the secondary market with an estimated yield of 688 basis points
•

Mark-to-market gains of $2.5 million on the Company’s investment in NexPoint Storage Partners, Inc., and $3.2 million on the Company’s CMBS and IO strip portfolio.  Mark-to-market gains are a component of net income and EPS but are excluded from the Company’s reported Core Earnings

Reconciliations of Non-GAAP Financial Measures

The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders (in thousands, except per share amounts):

	For the Three Months Ended June 30,
	2021	2020
Net income (loss) attributable to common stockholders	$5,542	$5,270
Adjustments
Amortization of stock-based compensation	557	39
Loan loss provision, net (1)	—	23
Unrealized gains (2)	(2,659)	(3,387)
Core Earnings	$3,440	$1,945

Weighted-average common shares outstanding - basic	5,306	5,263
Weighted-average common shares outstanding - diluted (3)	5,815	5,292

Core Earnings per Diluted Weighted-Average Share	$0.59	$0.37

(1)	We have modified our calculation of Core Earnings to exclude any add back of loan loss provision, net.
(2)	Unrealized gains represent the net change in unrealized gains on investments held at fair value applicable to common shareholders.
(3)	Weighted-average diluted shares outstanding does not include the dilutive effect of redeemable non-controlling interests.

The following table provides a reconciliation of cash available for distribution to GAAP net income attributable to common stockholders (in thousands, except per share amounts):

	For the Three Months Ended June 30,
	2021	2020
Net income (loss) attributable to common stockholders	$5,542	$5,270
Adjustments
Amortization of stock-based compensation	557	39
Amortization of premiums	866	555
Loan loss provision, net (1)	—	23
Change in unrealized loss on investments held at fair value (2)	(2,659)	(3,387)
Accretion of discounts	(895)	(113)
Stock dividends received	—	(171)
CAD	$3,411	$2,216

Weighted-average common shares outstanding - basic	5,306	5,263
Weighted-average common shares outstanding - diluted (3)	5,815	5,292

CAD per share of common stock	$0.59	$0.42

(1)	We have modified our calculation of CAD to exclude any add back of loan loss provision, net.
(2)	Unrealized gains represent the net change in unrealized gains on investments held at fair value applicable to common shareholders.
(3)	Weighted-average diluted shares outstanding does not include the dilutive effect of redeemable non-controlling interests.

Conference Call Details

The Company is scheduled to host a conference call on Thursday, July 29, 2021 at 11:00 a.m. ET (10:00 a.m. CT), to discuss second quarter 2021 financial results.

The conference call can be accessed live over the phone by dialing 800-353-6461 or, for international callers, +1 334-323-0501 and using passcode Conference ID: 8342614. A live audio webcast of the call will be available online at the Company's website, http://nref.nexpoint.com. An online replay will be available shortly after the call on the Company's website and continue to be available for 60 days.

A replay of the conference call will also be available through Thursday, August 5, 2021 by dialing 888-203-1112 or, for international callers, +1 719-457-0820 and entering passcode 8342614.

Supplemental Information

For additional commentary and portfolio information, please view NREF’s earning supplement, which was posted on the Company’s website, http://nref.nexpoint.com.

About NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance, Inc., is a publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NREF” primarily focused on originating, structuring and investing in first mortgage loans, mezzanine loans, preferred equity and alternative structured financings in commercial real estate properties, as well as multifamily commercial mortgage-backed securities. More information about NREF is available at http://nref.nexpoint.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as "anticipate", "estimate", "expect," "intend," "may", "should" and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s business and industry in general, NREF’s plan to redeploy more capital in core verticals in the second half of the year, maintaining the credit quality of the portfolio, and estimated yields on new B-Pieces. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including the ultimate geographic spread, duration and severity of the COVID-19 pandemic, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K and the Company's other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this presentation and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flows of the Company. The non-GAAP financial measures used within this presentation are core earnings and cash available for distribution, or CAD. Core earnings is defined as net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. We use core earnings to evaluate our performance which excludes the effects of certain GAAP adjustments and transactions that we believe are not indicative of our current operations. We believe providing core earnings as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance. We also use core earnings as a component of the management fee paid to our Manager. Core earnings should not be considered as an alternative or substitute to net income (loss). Our computation of core earnings may not be comparable to core earnings reported by other REITs. We calculate CAD by adjusting net income (loss) attributable to common stockholders by adding back amortization of stock-based compensation, amortization of premiums, and by removing the change in unrealized loss on our investments held at fair value and accretion of discounts. We use CAD to evaluate our performance and our ability to pay dividends. We believe that providing CAD as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance. CAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. Our computation of CAD may not be comparable to CAD reported by other REITs.